UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 30, 2008
STEWART INFORMATION SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-02658 (Commission File Number)	74-1677330 (I.R.S. Employer Identification No.)
1980 Post Oak Blvd.
Houston, Texas 77056
(Address of principal executive offices) (Zip Code)

(713) 625-8100
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 8.01 Other Events.
As previously reported in our quarterly report on Form 10-Q for the quarter ended June 30, 2008, an affiliate of Stewart Information Services Corporation (the “Company”) maintains fiduciary accounts for exchanger funds which hold auction rate securities. At October 3, 2008, a portion of the auction rate securities with an aggregate par value of $241,525,000 were held in accounts with UBS Financial Services Inc.
On September 30, 2008, Asset Preservation, Inc. (“API”), the Company’s exchanger fund subsidiary, and UBS Bank USA (“UBS Bank”) entered into a Credit Line Agreement providing for a line of credit to API in the amount of $241,525,000. The line of credit is a demand loan secured by the auction rate securities at 100 percent of par value. $199,325,000 of the line of credit was drawn on September 30, 2008, with the remainder of $42,200,000 drawn on October 1, 2008. The line of credit was used by API to purchase auction rate securities from the exchanger fund account at full par value.
The loan documents generally limit the remedies available to UBS Bank to the auction rate securities pledged as collateral. At any time, UBS Bank may sell or liquidate the collateral. If the collateral is sold or liquidated by UBS Bank, the bank’s only recourse is to the proceeds of that sale or liquidation. However, UBS Bank may pursue a deficiency if certain “Recourse Events” occur, including an interest payment default (but not a default in payment of principal), covenant breach, or event of bankruptcy or insolvency. The Company has guaranteed performance by API under the loan facility. The Company expects the loan to be repaid in full through the transfer of the collateral at par value under the loan documents or pursuant to the Settlement described below.
In connection with the loan, certain of the Company’s affiliates released UBS Financial Services and its affiliates from certain claims related to the auction rate securities. However, the release does not affect the ability to participate in the settlement in principle (the “Settlement”) announced August 8, 2008, between UBS and the New York Attorney General, the Massachusetts Securities Division, the Texas State Securities Board, other state regulatory agencies, and the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART INFORMATION SERVICES CORPORATION
(Registrant)

Dated: October 6, 2008

	By:	/s/ J. Allen Berryman J. Allen Berryman, Executive Vice President, Chief Financial Officer, Secretary-Treasurer, and Principal Financial Officer